Exhibit 4.7

May 31, 2005

Mr. Stan Swirhun
1471 Cassin Court
Boulder, Colorado
80303

Dear Stan:

I am pleased to offer you employment with Zarlink Semiconductor Inc. ("Zarlink" or "Company") on the following terms and conditions. This offer is conditional upon being able to obtain any necessary work permits or visas required to permit you to work part-time in Sweden over the first two years from your start date.

This offer, once accepted by you and subject to work permit/visa requirements, will constitute an employment agreement between Zarlink and you. Please note that all amounts are in United States dollars.

1.    Work Responsibilities

You will be employed in the position of Vice President of the Optoelectronics Business Unit ("Opto B/U"), reporting to myself as President and CEO of the Company. Your U.S. office will be at your home office in Boulder, Colorado and your office in Sweden will be at the Zarlink offices located in Jarfalla, Sweden. For the first two (2) years, you will spend as much time as is reasonably required in Sweden to efficiently run the Opto B/U and the balance of your work time will be spent visiting customers and suppliers globally or pursuing other assignments as I may request from time to time. Your start date will be no later than June 13, 2005 and will be earlier if possible.

In this position, you will devote your best efforts, and your full time, skill and attention to carrying out your duties and to promoting the interests of the Company. You will well and faithfully perform all services and duties customarily associated with your position, together with such additional duties and responsibilities as may be assigned by me from time to time. Your primary focus over the next two years will be to:

      (a) Grow the Opto B/U revenues and return that business to significant profitability; and,

      (b) Identify and develop an acceptable Sweden-based executive to succeed you in running the business unit.

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You agree not to be employed or engaged in any other  capacity  (including  as a director) in promoting, undertaking or carrying on any other business apart from that of Zarlink, without the prior written authorisation of the Board. This does not preclude you from any passive or personal investments that you may wish to hold, unless with a competitor of the company, in which case you will advise the Board prior to making such investments, unless the investments are made through an independently managed fund or your ownership represents less than 0.1 % of a corporation's publicly traded shares.


2.    Salary and Incentives

Your annual base salary will be $225,000.

In addition, you will be eligible to earn an annual incentive payment under the terms of the Company's Pay For Performance (PFP) Executive Plan, conditional upon your successful achievement of specific target objectives in each fiscal year. Your target annual incentive will be 50% of your then current base salary. The incentive could increase to 75% of your base salary for exceptional performance as determined by me and approved by the Board of Directors. Objectives for each fiscal year will be reviewed and finalized with the Board and communicated to you no later than sixty (60) days after your start date or the commencement of each fiscal year, whichever is later.

By the end of May each year (the "incentive assessment date"), Zarlink assesses the achievement of the previous year's objectives, and calculates any earned incentive amount. Please note that you must be employed by Zarlink on the incentive assessment date in order to be eligible to receive this incentive payment.

3.    Stock Options

The Board has approved a grant of one hundred thousand (100,000) stock options, pursuant to Zarlink's 1991 Employee Stock Option Plan (a copy of which is enclosed). Option pricing will be in accordance with the Plan formula and will be effective as of the date you accept this offer. The option grant has a term of 6 years and provides for staggered equal vesting over a period of 4 years commencing one year from the date of grant.

Your specific rights and entitlements relating to the options, including any rights arising upon the cessation of employment, will be governed by the terms and conditions of the Plan.

4.    Health, Dental and Related Benefits

Zarlink will provide Health and Dental coverage for you and your family under its International Benefits Plan. Life insurance, AD&D, Business Travel and LTD coverage for yourself will be maintained on the U.S. employee group benefits plan. You will have the option to enroll your dependents in the U.S. Group Benefits Plan under the optional benefits for Life and AD&D insurance, Flexible Spending Account, and Vision care. Coverage under the optional benefits will be determined in accordance with the specific terms and conditions of the US Benefits Plan.

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                                       3

5.    Company Car

Zarlink will provide you the use in Sweden of one company car (inclusive of lease, fuel, insurance and maintenance costs). You may select your choice of vehicle in line with Zarlink Sweden's car policy for executives.

6.    Accommodations

While you are working at the Jarfalla, Sweden office, Zarlink will arrange a suitable furnished apartment for you to a maximum cost of $2,800. per month inclusive of all related costs such as utilities, maintenance, telephone, internet access, television and maid service. The terms of any apartment rental agreement must be approved by the company prior to finalizing the lease.

7.    Pension

You will be entitled to participate in the Zarlink U.S. employee 401K Plan. Zarlink will provide an annual company match payment in accordance with the terms of the Plan.

8.    Vacation

Zarlink will provide you four (4) weeks paid vacation leave per fiscal year, accrued in equal bi-weekly instalments. In accordance with Zarlink's US Vacation Policy, vacation accrual will cease at anytime during the year that your accrual reaches 160 hours. The accrual will re-start once that total comes back down below 160 hours. In addition Zarlink will provide paid U.S. statutory holidays and any other leave you are entitled to receive, all in accordance with U.S. employment standards legislation and Zarlink's policies.

9.    Income Tax

Your payroll will remain in the United States. For the duration of the Opto B/U assignment, Zarlink will provide you income tax protection for all relevant taxation years relative to this assignment using the U.S. baseline, such that it will reimburse you the grossed up cost of any tax liability you incur as a result of this assignment in excess of the amount you would have paid if you had worked throughout the relevant period only in the United States. Zarlink will pay or reimburse the reasonable income tax preparation costs charged by our designated accountants for the taxation years relative to your Opto B/U assignment.

10.   Confidentiality of Information and Ownership of Proprietary Property

As a condition of your acceptance of this offer, you are required to provide Zarlink with an executed original of the enclosed Confidentiality Agreement. Please note the ongoing nature of the obligations set out in the Agreement. The terms of this Agreement form part of the terms and conditions of this employment agreement. In addition, you will be required to sign Zarlink's "Code of Ethics and Business Conduct" as a condition of employment. This will be provided to you on your start date.

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                                       4

11.   Cessation of Employment

      (a)   Definitions

      For the purposes of this employment agreement, the following definitions apply:

      "Incapacity" means any permanent physical or mental incapacity or disability which prevents you from performing the essential duties of your position, with no reasonable prospect of recovery, as determined by Zarlink on the basis of medical evidence satisfactory to the Board.

      "Good Just Cause" means any grounds at common law for which an employer is entitled to dismiss an employee without notice or compensation in lieu of notice.

      "Termination Date" means:

            (i) if Zarlink terminates your employment, the date designated by the company as the last day of your employment (without reference to any applicable notice period to which you may be entitled, whether under statute, common law, contract, or otherwise);

            (ii) if you resign your employment with Zarlink, the date which is the end of the three months notice period or such shorter notice period as the parties agree;

            (iii) if you die, the date of death;

            (iv) if this employment agreement is frustrated, which includes but is not limited to Incapacity, the date designated by Zarlink as the last day of your employment.

      (b)   Notice of Resignation

      You may resign at any time, for any reason, upon giving a minimum of three months advance written notice. Zarlink reserves the right to require you to immediately return all company property at any point during the resignation notice period, and to require you to refrain from attending at the workplace during any portion of the resignation notice period.


      (c)   Entitlements upon Resignation, Termination for Good Just Cause

      If you resign or your employment is terminated for Good Just Cause, then you will be entitled to receive any compensation, benefits and perquisites which have accrued up to the Termination Date, but you will not be entitled to receive other compensation of any nature, whether under contract, statute, common law or otherwise. Your rights respecting any options, which have been granted to you, will be determined in accordance with the terms of the Zarlink 1991 Stock Option Plan.

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                                       5

      (d)   Entitlements upon Death, Frustration of Contract

      If you die, or frustration of this employment agreement occurs (which includes but is not limited to Incapacity), then you (or your estate, in the event of your death) will be entitled to receive any compensation, benefits and perquisites which have accrued up to the Termination Date, but you will not be entitled to receive other compensation of any nature, whether under contract, statute, common law or otherwise. Your rights respecting any options, which have been granted to you, will be determined in accordance with the terms of the Zarlink1991 Stock Option Plan.

      (e)   Entitlements upon Termination without Good Just Cause

      If Zarlink terminates your employment without Good Just Cause, then you will be provided with the following termination package (which is inclusive of any statutory entitlements you may have under applicable employment standards legislation, and will be provided net of required deductions):

            (i) You will be paid for all time worked and your accrued vacation balance through the Termination Date. This payment will be made on the Termination Date.

            (ii) You will be paid in a lump sum an amount equal to one times your then current annual base salary net of required tax and other withholdings. This payment will be made within 30 business days following the Termination Date.

            (iii) You will be paid in a lump sum an amount in lieu of  incentive equal to one times your average earned annual incentive over the previous three years or such shorter period if the period of employment is shorter than three years. (Note that any special project bonus arrangements will be excluded from this calculation.) This payment will be made within 30 business days following the Termination Date.

            (iv) You will receive an amount equivalent to the one-year cost of your current life, health and dental insurance coverage. You would be eligible to participate in benefits through COBRA following the Termination Date. You would need to contact our insurance carrier (currently Unum) for conversion or portability of your life insurance policy.

            (v) You will have six (6) months following the Termination Date (or until the natural expiry date of your stock options, whichever is earlier), to exercise any stock options which have been granted to you under the Zarlink 1991 Stock Option Plan and which have vested as of the last day of that six (6) month period. In all other respects, your rights respecting any options, which have been granted to you, will be determined in accordance with the terms of the Zarlink 1991 Stock Option Plan.


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                                       6


            (vi) All perquisites such as company cars and the like will cease 30 days following the Termination Date.


      (f)   Resignation of Office

            If your employment ends for any reason, you agree to resign in writing effective upon the Termination Date from any office or directorship held with Zarlink or with any subsidiary or affiliated company.


12.   Non-Competition and Non-Solicitation Obligations

We both agree that it could seriously harm Zarlink's legitimate business interests if you took unfair advantage of the special knowledge you will gain in your executive position, to compete with Zarlink. Accordingly, you agree that the restrictions set out below are reasonably required to protect Zarlink and its goodwill from unfair competition. You also acknowledge that your agreement to such restrictions is of essence to this employment agreement, and that Zarlink would not enter into this employment agreement without your agreement to the restrictions set out in this paragraph.

If your employment with Zarlink ceases for any reason, you agree that for a period of one (1) year from the Termination Date :

      (a) you will not participate (as an employee or consultant, executive, director or significant investor (greater than 20%) in any business operating anywhere in the world that competes directly with the principal businesses of Zarlink (or its successors);

      (b)   you  will  not  directly  or  indirectly  solicit  any of  Zarlink's
            customers  for  business  in   competition   with  Zarlink  (or  its
            successors); and,

      (c) you will not solicit, entice, approach or induce any of Zarlink's employees or consultants to leave their employment or to end their consultancy arrangements with Zarlink (or its successors) or to join another business or organization.

13.   Choice of Law and Jurisdiction

This employment agreement will be governed by and construed in accordance with the laws of the State of Colorado, U.S.A., without regard to the principles of conflicts of law, and will in all respects be treated as an Colorado contract. In the event of a dispute, you agree that any legal proceedings must be taken in the City of Boulder, in the State of Colorado and you hereby consent to attorn to the jurisdiction of the Colorado courts.

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14.   Whole Agreement

By accepting this offer of employment, you are agreeing that the terms and conditions set out in this offer (including the terms and conditions of any documents enclosed) represent the entire agreement relating to your employment with the company; that any and all previous agreements or representations, written or oral, are hereby terminated and cancelled; and that you hereby release Zarlink from any and all claims whatsoever under or in respect of any such previous agreements or representations.

We trust that you will find this offer of employment responsive to your needs. To signify your acceptance, please sign below, and return one complete signed original of this offer and of the enclosed Agreement to the attention of Don McIntyre, no later than close of business, June 3, 2005.


All of us at Zarlink look forward to working with you to meet the challenges and opportunities facing our Opto B/U.

Zarlink Semiconductor Inc.



Per: \S\ Kirk Mandy
     ------------------
     Kirk Mandy
     President & CEO



Acknowledgement and Acceptance


I, Stan Swirhun, have read and reviewed, in their entirety, this offer of employment dated May 19, 2005, and the documents enclosed. I have had an opportunity to ensure that I clearly understand the terms and conditions of my employment with Zarlink, and I have had the opportunity to confer with an independent legal advisor if I so wished, in advance of accepting this offer of employment. I hereby represent and confirm to Zarlink that I am not under any contractual or other legal obligation, which prevents me from accepting this offer of employment or from abiding by the terms and conditions of my employment with Zarlink. I accept this offer of employment, and agree to the terms and conditions as set out.

DATED AT Boulder Co. this 1 day of June 1, 2005.
        ------------     ---           ---

Executive                                 Witness

\S\ Stan Swirhun                    \S\ Lesley Swirhun
-----------------                   ---------------------------
Stan Swirhun                        Witness name (please print)